Exhibit 11(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference to our firm in the offering statement pursuant to Regulation A of MCI Income Fund VII, LLC and to the use of our report dated March 21, 2025 on the financial statements of MCI Income Fund VII, LLC as of December 31, 2023 and 2024.

/s/ Lane Gorman Trubitt, LLC

July 21, 2025